CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

MGE Energy, Inc. Common Stock, par value $1.00 per share	$ 83,720,000	$ $10,866.86

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2) This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form S-3 (No. 333-238196), filed by MGE Energy, Inc. on May 12, 2020, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-238196

Prospectus Supplement

(To Prospectus dated May 12, 2020)

1,300,000 Shares

Common Stock

We are offering 1,300,000 shares of our common stock.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “MGEE.” On May 11, 2020, the last reported sale price of our common stock was $60.85 per share.

Investing in our common stock involves certain risks.  To read about factors that you should consider before buying our common stock, see “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus and the “Risk Factors” section beginning on page 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by the “Risk Factors” section beginning on page 48 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$56.00	$72,800,000
Underwriting discounts and commissions(1)	$ 2.38	$ 3,094,000
Proceeds to us, before expenses	$53.62	$69,706,000

(1) See “Underwriting” section for additional information regarding underwriting compensation payable by us.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 195,000 additional shares of our common stock.

The underwriters expect to deliver the shares against payment in New York, New York on May 15, 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley	BofA Securities

May 12, 2020

TABLE OF CONTENTS

Prospectus Supplement

Page

About This Prospectus Supplement

S-2

Forward-Looking Statements

S-3

Summary Information

S-4

Risk Factors

S-12

Capitalization

S-16

Use of Proceeds

S-16

Dividend Policy

S-17

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

S-17

Underwriting

S-21

Legal Matters

S-27

Experts

S-27

Where You Can Find More Information

S-27

Prospectus

About this Prospectus

2

Forward-Looking Statements

3

Risk Factors

3

MGE Energy, Inc.

4

Use of Proceeds

4

Description of Common Stock

5

Common Stock Dividends and Market

8

Plan of Distribution

8

Legal Matters

9

Experts

9

Where You Can Find More Information

10

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any relevant free writing prospectus.  Neither we nor the underwriters have authorized anyone to provide you with different information.  You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date of the accompanying prospectus or the date of any free writing prospectus, as applicable.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

This document is in two parts.  The first part is this prospectus supplement, which describes the terms of the offering of the common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information, some of which may not be applicable to our common stock.  If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the section entitled “Where You Can Find More Information” on page S-27 of this prospectus supplement, before investing in our common stock.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of our common stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.  See “Underwriting – Selling Restrictions.”

Unless the context otherwise indicates, the words “company,” “we,” “us” and “our” refer to MGE Energy, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference as described under the heading “Where You Can Find More Information” in the accompanying prospectus contain forward-looking statements that reflect management’s current assumptions and estimates regarding future performance and economic conditions -- especially as they relate to economic conditions, future load growth, revenues, expenses, capital expenditures, financial resources, regulatory matters, and the scope and expense associated with future environmental regulation.  These forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “should,” “intend,” “will,” “project” and other similar words generally identify forward-looking statements.  We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed, or implied.

The factors that could cause actual results to differ materially from the forward-looking statements made by us include:

●

the risk factors discussed or referred to in this prospectus supplement and the accompanying prospectus; and

●

the factors described in the following sections of our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”):  Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; as those sections are updated by the following sections of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “March 31, 2020 Form 10-Q”):  Part II, Item 1A. Risk Factors and Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement, the accompanying prospectus or the March 31, 2020 Form 10-Q, respectively. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date as of which any forward-looking is made, except as required by law.

SUMMARY INFORMATION

The following summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus.  As a result, it does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement.  This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements.  Forward-looking statements should be read with the cautionary statements and important factors included or referred to under “Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

MGE Energy, Inc.

We are a public utility holding company providing electric and gas service in the Madison, Wisconsin area through our principal subsidiary, Madison Gas and Electric Company (“MGE”).  MGE owns and operates electric generation and distribution facilities and gas distribution facilities.  We also have subsidiaries that own partial interests in generation facilities and that lease those interests to MGE to assist it under a structure permitted under Wisconsin law and designed to provide a stable return on the investment made by those subsidiaries.  We have an investment in American Transmission Company, LLC (“ATC”), which owns and operates electric transmission facilities, primarily in Wisconsin, that provide interstate transmission of electricity.  MGE’s utility operations represent a majority of our assets, liabilities, revenues, expenses, and operations. MGE has served the Madison, Wisconsin area since 1896.

Corporate Structure

We conduct our business operations through subsidiaries.  MGE conducts our regulated electric and gas businesses.  MGE Power, LLC conducts our nonregulated business operations through its subsidiaries, MGE Power West Campus, LLC and MGE Power Elm Road, LLC.  We hold our investment in ATC through MGE Transco, LLC.  MGEE Transco, LLC holds our investment in ATC Holdco, LLC (“ATC Holdco”), an entity whose purpose is to facilitate electric transmission development opportunities and investments outside Wisconsin.  Our other subsidiaries provide support to our regulated activities and are not material to our overall operations.  The diagram below illustrates our corporate structure.

Business Segments

Regulated Electric Utility Operations.  MGE generates and distributes electricity to nearly 155,000 customers throughout 264 square miles of Dane County, Wisconsin, with approximately 90% located in the cities of Fitchburg, Madison, Middleton, and Monona and 10% in adjacent areas.  Of the total number of customers as of December 31, 2019, approximately 87% were residential and 13% were commercial or industrial. Electric retail revenues for the three months ended March 31, 2020, and the years ended December 31, 2019, 2018, and 2017, were comprised of the following:

Quarter Ended		Year Ended December 31,
March 31, 2020		2019	2018	2017
Residential	36.0%	34.8%	35.4%	33.5%
Commercial	52.0%	53.2%	52.3%	53.2%
Industrial	3.0%	3.2%	3.6%	4.0%
Public authorities (including the UW1)	9.0%	8.8%	8.7%	9.3%
Total	100.0%	100.0%	100.0%	100.0%

1  University of Wisconsin at Madison, Wisconsin.

Electric operations accounted for approximately 62.1%, 71.9%, 71.8%, and 73.6% of MGE’s total regulated revenues for the three months ended March 31, 2020, and the years ended December 31, 2019, 2018, and 2017, respectively.

MGE has a net summer generating capability of 755 megawatts.  That generating capability consists of jointly-owned coal- and gas-fired plants, a gas-fired plant, wind generation facilities, gas- and oil-fired combustion turbines, and diesel-fueled portable generators.  With the exception of two wind generation facilities located in Iowa, all facilities are located in Wisconsin.

Regulated Gas Utility Operations.  MGE purchases, transports and distributes natural gas to approximately 163,000 customers in 1,684 square miles of service territory in seven Wisconsin counties: Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon. The service area includes the city of Madison, Wisconsin and surrounding areas. Of the total number of customers as of December 31, 2019, approximately 90% were residential and 10% were commercial or industrial. Gas revenues for the three months ended March 31, 2020, and the years ended December 31, 2019, 2018, and 2017, were comprised of the following:

Quarter Ended		Year Ended December 31,
March 31, 2020		2019	2018	2017
Residential	59.0%	59.5%	59.4%	59.6%
Commercial	37.0%	35.8%	35.8%	35.8%
Industrial	1.0%	1.1%	1.6%	1.3%
Transportation service and other	3.0%	3.6%	3.2%	3.3%
Total	100.0%	100.0%	100.0%	100.0%

Gas operations accounted for approximately 37.9%, 28.1%, 28.2%, and 26.4% of MGE’s total regulated revenues for the three months ended March 31, 2020, and the years ended December 31, 2019, 2018, and 2017, respectively.

MGE Electric and Gas Service Area and Generation Facilities

Combustion turbine
Rosiere Wind Farm
Two Creeks Solar
Forward Ene
Elroy
MN
WI
IA
Viroqua
Columbia Plant
low Solar Farm
Madison Area
Blount Generating
West Campus Coger
Combustion turbine
Shared Solar
MGE Gas / Electric Service
MGE Gas Service

Nonregulated Energy Operations.  We own, through subsidiaries, partial interests in electric generating capacity that is leased to MGE to assist it with its electricity supply needs. The structure was implemented under a Wisconsin law that sought to encourage the development of additional generation resources by offering a stable return on those investments. Those facilities include an undivided partial ownership interest in two coal-fired generating units located in Oak Creek, Wisconsin, and an undivided partial ownership interest in a gas-fired unit at a cogeneration facility located on the Madison campus of the University of Wisconsin. Revenues in the segment come from long-term leases entered with MGE. The subsidiaries have financed their investment with a combination of debt and equity.

Transmission Investments.  We own a 3.6% interest in ATC, a company that owns and operates electric transmission facilities, primarily in Wisconsin, that provide interstate transmission of electricity.

MGE received an interest in ATC when it, like other Wisconsin electric utilities, contributed its electric transmission facilities to ATC as required by Wisconsin law. We also own a 4.4% interest in ATC Holdco, a company created to facilitate out-of-state electric transmission development and investments. In the near term, it is expected that ATC Holdco will be pursuing transmission development opportunities that typically have long development and investment lead times before becoming operational.

All Other. Our final segment reflects our remaining activities, consisting of investing in companies and property that relate to the regulated operations and financing the regulated operations through various subsidiaries.  It also reports our “Corporate” functions.

Regulation

As a holding company of a public utility, we are subject to regulation by the Public Service Commission of Wisconsin (the “PSCW”) as to specified aspects of our business under the Wisconsin Utility Holding Company Act.  At the federal level, we also are a “holding company” under the Public Utility Holding Company Act of 2005.

MGE, our public utility subsidiary, is subject to regulation by the PSCW and the Federal Energy Regulatory Commission (“FERC”).  The PSCW has authority to regulate most aspects of MGE’s business, including rates, accounts, issuance of securities, plant siting and recovery of new generation construction costs.  FERC has jurisdiction, under the U.S. Federal Power Act (“FPA”), over MGE’s wholesale sales of electric energy and capacity into MISO markets and has granted MGE authority to make sales of electric energy and capacity at market-based rates under Section 205 of the FPA.  FERC also has jurisdiction under the FPA over certain accounting practices and other aspects of MGE’s business, including among other things, transactions involving direct and indirect acquisitions of ownership interests in and securities of MGE.  FERC also has jurisdiction under the FPA over certain transactions involving acquisition of securities in MGE Energy.

MGE offers substantially all of its generation on the MISO market under its market-based rate authority granted by FERC under Section 205 of the FPA, and purchases substantially all of its retail load requirement from the MISO market in accordance with the MISO Tariff. MGE participates in the ancillary services market operated by MISO. That market is an extension of the existing energy market in which MISO assumes the responsibility of maintaining sufficient generation reserves. In the ancillary services market, MISO provides the reserves for MGE's load, and MGE may offer to sell reserves from its generating units.

Our operations are also subject to regulation under local, state and federal laws regarding air and water quality, solid waste disposal and natural gas pipeline safety.  ATC’s business and operations are subject to regulation by FERC and the PSCW.

Dividends

We have paid a cash dividend on our common stock every year for 110 years and have increased the dividend rate per share for the last 44 consecutive years.  Dividends are paid quarterly, generally in the months of March, June, September and December.  Our board of directors declared a dividend of $0.3525 per share to holders of record of our common stock as of March 1, 2020, which was paid on March 15, 2020.

Future dividends may be declared or paid at the discretion of our board of directors and will depend on our future earnings, financial condition and other factors.  Our ability to pay dividends depends upon whether we receive dividends from our subsidiaries and the ability of our subsidiaries to pay dividends to us is subject to certain restrictions.  See “Dividend Policy” below in this prospectus supplement.

General

We were formed as a Wisconsin corporation in 2001.  We became a holding company for MGE on August 12, 2002, when MGE shareholders exchanged their shares of MGE common stock for shares of our common stock.

Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703-1231, and our telephone number is (608) 252-7000.  We also have a website located at www.mgeenergy.com. The information found on, or otherwise accessible through, our website is not incorporated in, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

Recent Developments – April Financial Information

MGE Sales and Revenues

The following tables show electric and gas sale and revenue data by customer classification for our utility subsidiary, MGE, for the one-month period ended April 30, 2020, compared to the one-month period ended April 30, 2019.  April is considered a transition month from the generally cooler months of winter to the generally warmer months of the spring and summer.  Consequently, April information is not necessarily representative of what can be expected during the remainder of the second quarter of 2020 or the remainder of 2020, which are expected to be affected by, among other things, governmental restrictions on activity and customer behavior relating to COVID-19, the level of actual economic activity, adjustments for regulatory cost recovery mechanisms, and weather.  See “Risk Factors” in this prospectus supplement, our 2019 Form 10-K and our March 31, 2020 Form 10-Q.

The information provided below is subject to the completion of our quarter-end financial closing procedures, including adjustments for cost recovery mechanisms and revenues subject to refund.  In addition, our independent registered public accountants have not reviewed the information and have not conducted any quarter-end review procedures, as the quarter has not ended.  The electric and gas sales and revenues information is not a comprehensive statement of our financial results for the one-month period ended April 2020, or the one-month period ended April 2019, as it omits revenues from our nonregulated energy operations, transmission investment and “all other” segments and omits operating and other expenses.  Consequently, our actual results for the one-month ended April 2020 may differ materially from the information shown for April 2020 due to the completion of the quarter and our quarter-end financial closing procedures, including quarter end adjustments.

Electric sales and revenues

The following table compares MGE's electric revenues and electric kWh sales by customer class for each of the periods indicated:

	Revenues			Sales (kWh)
(In thousands)	Month ended April 30,			Month ended April 30,
	2020	2019	% Change	2020	2019	% Change
Residential	$10,128	$9,425	7.5%	61,245	53,564	14.3%
Commercial	13,113	15,801	(17.0)%	116,003	138,032	(16.0)%
Industrial	794	1,026	(22.6)%	11,987	14,351	(16.5)%
Other-retail/municipal	2,454	2,861	(14.2)%	26,208	30,060	(12.8)%
Total retail	26,489	29,113	(9.0)%	215,443	236,007	(8.7)%
Sales to the market	207	442	(53.2)%	11,493	11,455	0.3%
Other revenues	51	117	(56.4)%	-	-	- %
Total	$26,747	$29,672	(9.9)%	226,936	247,462	(8.3)%

For April 30, 2020 and 2019, MGE over-collected $1.0 million and $0.2 million, respectively.  The revenues shown in the table have been reduced by the over-collected amounts.  Lower transmission costs attributable to a refund received from ATC were the primary driver of the over-collection in April 2020.  For cost recovery mechanisms, any over-collection of revenues resulting from the amount of costs authorized to be collected from customers in rates exceeding actual costs is recorded as a reduction of revenue in the period incurred, as the over-collection is expected to be refunded to customers in a subsequent period.  The amount recorded and ultimately refunded may be affected by revenues during the remainder of 2020.

Electric sales and revenues from commercial and industrial customers for the one-month period ended April 2020 decreased primarily as a result of governmental restrictions and reduced activity relating to COVID-19, when compared to the same period in 2019. Electric sales and revenues from residential customers increased primarily as a result of Wisconsin's stay at home order, when compared to the same period in 2019.

Gas deliveries and revenues

The following table compares MGE's gas revenues and gas therms delivered by customer class for each of the periods indicated:

	Revenues			Therms Delivered
(In thousands, except HDD and average rate per therm of retail customer)	Month ended April 30,			Month ended April 30,
	2020	2019	% Change	2020	2019	% Change
Residential	$6,231	$6,732	(7.4)%	8,327	7,934	5.0%
Commercial/Industrial	2,933	3,716	(21.1)%	6,915	7,091	(2.5)%
Total retail	9,164	10,448	(12.3)%	15,242	15,025	1.4%
Gas transportation	442	398	11.1%	5,979	5,964	0.3%
Other revenues	2	37	(94.6)%	-	-	- %
Total	$9,608	$10,883	(11.7)%	21,221	20,989	1.1%

Heating degree days (normal 540)				595	535	11.2%
Average rate per therm of
retail customer	$0.601	$0.695	(13.5)%

Gas revenues reflect usage, rates and the price of supplied gas.  While usage was slightly higher, the price of gas, which is a pass-through on which MGE earns no margin, was lower in April 2020 compared to April 2019, which affected revenues.

Estimated Net Income

We estimate net income for the month of April 2020 to be roughly in line with April 2019, reflecting the negative effects of the governmental restrictions and reduced economic activity associated with COVID-19.  These negative effects were partially offset by increased residential sales, an increase in allowance for funds used during construction related to the Two Creeks and Badger Hollow solar farm projects, and differences in the timing of operating and maintenance expense as compared to the prior year.  April is a transition month, and not necessarily representative of what can be expected during the remainder of the second quarter of 2020 or the remainder of 2020.  Further, the estimate for April 2020 does not reflect adjustments typically made at quarter-end for cost recovery mechanism, which bear upon the recognition of revenues and expenses versus deferral for regulatory accounting purposes, quarter-end adjustments for our incentive compensation arrangements, and other accruals.  No assurances can be given that the estimate will be reflective of actual results for the month of April 2020 or the second quarter of 2020, when the quarter-end process is completed.

The Offering

Company	MGE Energy, Inc.
Securities offered	1,300,000 shares of common stock(1)
Number of shares of common stock outstanding after the offering	35,968,370 shares (36,163,370 shares if the underwriters exercise their option to purchase additional shares of common stock in full).(2)
Nasdaq Global Select Market listing symbol	MGEE
Current indicated annual dividend per share	$0.3525(3)
Use of proceeds	We intend to use the net proceeds from the sale of our common stock in this offering for general corporate purposes, including capital expenditures.
Risk factors

You should carefully consider the information set forth under “Risk Factors” of this prospectus supplement, our 2019 Form 10-K and our March 31, 2020 Form 10-Q as well as all other information contained in and incorporated by reference in this prospectus supplement, before investing in our common stock.

___________

(1)

The shares of common stock offered does not include 195,000 of shares of common stock that the underwriters have an option to purchase from us. That option may be exercised, if at all, within 30 days of the date of this prospectus supplement.  Unless we say otherwise, information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares will not be exercised.

(2)

The number of shares of our common stock to be outstanding immediately after this offering is based on 34,668,370 outstanding as of May 1, 2020.

(3)

Based upon the current quarterly dividend rate of $0.3525 per share annualized.  A dividend at that rate on shares of our common stock was declared by our board of directors on January 17, 2020, and paid on March 15, 2020 to shareholders of record as of March 1, 2020.  Future dividends may be declared and paid at the discretion of our board of directors and will depend on our subsidiaries’ future earnings, financial condition and other factors.  See “Dividend Policy” in this prospectus supplement for information regarding our dividend policy and “Description of Common Stock – Dividend Rights” in the accompanying prospectus for information regarding restrictions applicable to the payment of dividends and distributions to us by our subsidiaries.

Summary Consolidated Financial Data

The following table shows our selected historical consolidated financial data for the three months ended March 31, 2020 and 2019, which was derived from our unaudited consolidated financial statements, and the years ended December 31, 2019, 2018 and 2017, which was derived from our audited consolidated financial statements. The historical consolidated financial data for the three months ended March 31, 2020 and 2019 have been prepared on the same basis as the audited financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information in those statements. This selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and accompanying notes in our March 31, 2020 Form 10-Q and our 2019 Form 10-K, which are incorporated by reference in this prospectus supplement.

(in thousands, except per share numbers)	For the Quarter Ended March 31,		For the Years Ended December 31,
	2020	2019	2019	2018	2017
Summary of Operations
Operating revenues:
Electric	$93,028	$97,469	$408,980	$402,001	$414,274
Gas	56,845	70,100	159,875	157,767	148,825
Total operating revenues	149,873	167,569	568,855	559,768	563,099
Operating expenses	113,526	132,094	438,087	426,151	419,180
Other general taxes	4,907	4,963	19,858	19,410	19,294
Operating income	31,440	30,512	110,910	114,207	124,625
Other income, net	5,671	4,851	18,811	17,055	14,399
Interest expense, net	(6,061)	(5,647)	(23,063)	(19,609)	(19,324)
Income before taxes	31,050	29,716	106,658	111,653	119,700
Income tax provision(a)	(5,013)	(5,709)	(19,784)	(27,434)	(22,094)
Net income	$26,037	$24,007	$86,874	$84,219	$97,606
Average shares outstanding	34,668	34,668	34,668	34,668	34,668
Basic and diluted earnings per share	$0.75	$0.69	$2.51	$2.43	$2.82
Dividends declared per share	$0.353	$0.338	$1.38	$1.32	$1.26

	March 31, 2020		December 31,
			2019	2018	2017
Assets
Electric	$1,310,456		$1,308,277	$1,193,083	$1,058,988
Gas	404,095		408,001	377,005	354,875
Nonregulated energy operations	257,235		258,004	265,301	270,384
Transmission investments(a)	71,431		71,668	66,366	61,783
All others	438,164		443,278	465,661	485,548
Eliminations	(408,684)		(407,564)	(378,798)	(376,396)
Total assets	$2,072,697		$2,081,664	$1,988,618	$1,855,182

Capitalization including Short-Term Debt
Common shareholders’ equity	$869,492		$855,676	$816,644	$778,187
Long-term debt(b)	542,300		543,400	497,896	422,613
Short-term debt	3,000		-	13,000	4,000
Total capitalization and short-term debt	$1,414,792		$1,399,076	$1,327,540	$1,204,800

(a)

In December 2017, a one-time tax impact, as a result of the federal tax and Jobs Act, decreased income tax provision and transmission investment by $21.7 million and $20.4 million, respectively.

(b)

Includes long-term debt due within one year, debt issuance costs, and unamortized discount.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should consider carefully the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.  In particular, you should carefully consider the factors listed in “Risk Factors” and “Forward-Looking Statements” in our 2019 Form 10-K and our March 31, 2020 Form 10-Q, which are incorporated by reference into this prospectus supplement, before you decide to purchase our common stock. The risks and uncertainties described below and those incorporated from our 2019 Form 10-K and March 31, 2020 Form 10-Q are not the only ones we may confront. Additional risks and uncertainties not currently known to us or that we currently deem not material also may impair our business operations.  If any of those risks actually occur, our business, financial condition, operating results, cash flow and prospects could be materially adversely affected, and the trading price of our common stock could decline, resulting in the loss of all or part of your investment.  This section contains forward-looking statements.

As a result of the FPA and FERC’s regulations of transfers of control over public utilities, as well as ownership limitations under Wisconsin law, certain investors could be required to obtain regulatory approval to acquire shares of our common stock.

Our subsidiary, MGE, is a “public utility” (as defined in the FPA) subject to the jurisdiction of FERC because it owns or operates FERC-jurisdictional facilities, including certain generation interconnection facilities, and various “paper” facilities, such as wholesale power sales contracts and market-based rate tariffs. The FPA requires us either to obtain prior authorization, through MGE, from FERC prior to the transfer of an amount of our common stock sufficient to convey direct or indirect “control” over MGE or to qualify for a blanket authorization granted under FERC’s regulations for certain types of transfers generally deemed by FERC not to convey direct or indirect “control.” At the same time, if any person and any of its associate or affiliate companies in the aggregate, any “public utility” (as defined in the FPA), or any “holding company” (as defined in the Public Utility Holding Company Act of 2005) acquires an amount of our common stock sufficient to convey direct or indirect “control” over MGE, that acquirer would either need to obtain prior authorization for such acquisition from FERC or to qualify for a blanket authorization under FERC’s regulations. Under FERC’s regulations and applicable precedent, ownership of 10% or more of our common stock would be presumed to give that owner “control” absent rebuttal of that presumption. Any failure to obtain any such prior authorization or to qualify for a blanket authorization would generally allow FERC to void the transaction that resulted in the relevant person obtaining “control” over MGE, including by acquiring 10% or more of our common stock, and/or to assess monetary penalties. Similarly, Wisconsin law provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a holding company, such as our company, that owns a Wisconsin public utility unless the PSCW determines that such action is in the best interest of utility consumers, investors and the public.  Accordingly, investors should consult their own legal advisors before acquiring shares of common stock in this offering if the acquisition of these shares would result in their owning more than 10% of our outstanding common stock or would otherwise give them direct or indirect control over MGE.

You may experience significant dilution as a result of this offering and additional issuances of our securities, which could materially and adversely affect the market price of our common stock.

Our Restated Articles of Incorporation permit our board of directors to authorize, without stockholder approval, the issuance of additional common stock or securities convertible or exchangeable into or exchangeable for our common stock.  We may, from time to time and at any time, seek to offer and sell common stock or such other securities, based on market conditions and other factors that may be beyond our control at prices that may not be the same as the price per share in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into our common stock in future transactions may be higher or lower than the price per share in this offering.

This offering will have a dilutive effect on our earnings per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds.  The actual amount of dilution from this offering, or from any future offering of common stock, will be based on numerous factors and cannot be determined at this time.  The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that those sales could occur.

The market price of our common stock may fluctuate significantly.

The market price of our common stock could be subject to significant fluctuations in response to factors such as the following, many of which are beyond our control:

•

variations in our quarterly operating results;

•

operating results that vary from the expectations of management, securities analysts and investors;

•

changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•

announcements by us or our competitors of significant contracts, innovations, strategic developments, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•

the operating and securities price performance of other companies that investors believe are comparable to us;

•

announcements by third parties of significant claims or proceedings against us;

•

favorable or adverse regulatory or legislative developments;

•

our dividend policy;

•

future sales by us of common stock or securities convertible or exchangeable into or for our common stock;

•

changes in the ratings of our securities and those of MGE;

•

developments generally affecting industries in which we operate;

•

general economic conditions; and

•

market perception of the energy industry, public utilities and of us.

In addition, the stock markets in general, including the Nasdaq Global Select Market, are subject to significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market price of our common stock.

We will have broad discretion over the use of the proceeds from this offering and may not apply the proceeds in ways that increase the value of your investment.

We will have broad discretion to use the net proceeds from this offering and you will be relying on the judgment of our management regarding the application of those proceeds. We expect to use the net proceeds for general corporate purposes, including capital expenditures. Our management might not apply the net proceeds from the offering in ways that increase the value of your investment and might not yield a significant return on any investment of such net proceeds. You will not have the opportunity to influence our decisions on how to use those proceeds.

If securities analysts do not publish research or reports about our business or if they downgrade our company or our sector, the price of our common stock could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not influence or control the reporting of these analysts. If one or more of the analysts who do cover us downgrade or provide a negative outlook on our company or our industry, change their views regarding the stock of any of our competitors or other companies in our industry, or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause the price of our common stock to decline.

Pandemic virus or diseases, including COVID-19, could have a material adverse effect on our business, financial condition and liquidity.

The outbreak of the Coronavirus Disease 2019 (COVID-19), and the implemented and evolving steps being taken to address it, could adversely affect our service area, our business, our financial condition and our liquidity. Possible effects include:

•

Reduced economic activity impacting the use of electricity and gas services

The continued spread of COVID-19 may have a material adverse impact on the local economy in our service area, which could impact our business, results of operations, and financial condition. Federal, state, and local governments have implemented mitigation measures, including quarantines or closures or reduced operations of businesses, governmental agencies and other institutions. Reduced economic activity can lead to lower consumption of electricity and gas that may not be offset by residential consumption.

•

Delay in, and possible loss of, payments for utility service

The PSCW has ordered Wisconsin utilities not to charge for late payments and not to disconnect customers for non-payment, which, in combination with the economic hardship caused by quarantine or stay-at-home orders, could result in losses as those payments are received late or not at all.  Further, significant delays in those payments could affect our liquidity.

•

Regulatory delays

We operate in a regulated business.  Delays in regulatory proceedings or the issuance of required permits or variances, due to limited operations, hours or ability to convene necessary meetings, could delay required approvals or permits and affect the timing of activities.  The failure to get timely variances could expose us to fines and penalties.

•

Regulatory recovery of deferred costs

Certain incurred costs are being deferred as regulatory assets for future recovery and not being recognized in the statements of income, reflecting a March 24, 2020, PSCW Order. If recovery of those regulatory assets in customer rates is not approved or is no longer deemed probable, these deferred costs would be recognized as a current period expense, which could be material in the period in which such recognition is required.

•

Employee and supplier disruptions

Employee absences and supply interruptions could affect our ability to operate and maintain our system.

•

Volatility in the capital markets

Concerns about COVID-19 and its effects have caused, and may continue to cause, significant volatility in the capital markets. Market volatility as a result of COVID-19 may have a material adverse impact on the value of our employee benefits trusts investments, which could impact our costs for those benefits. The price of our common stock has been volatile and has decreased significantly in recent months. The COVID-19 pandemic and the significant uncertainties it has caused for the global economy, business activity, and business confidence have had, and is likely to continue to have, a significant effect on the market price of securities generally, including our securities.

The situation around COVID-19 remains fluid and the potential for a material impact on the results of operations, financial condition, and liquidity increases the longer the virus disrupts the local economy. Although we expect sales for the second quarter and future periods in 2020 to be negatively impacted by the COVID-19 pandemic, we cannot reasonably estimate with any degree of certainty the actual impact COVID-19 may have on our results of operations, financial position, and liquidity. The extent to which the COVID-19 pandemic may impact our business, operating results, financial condition, or liquidity will depend on future developments, including the duration of the outbreak, business and workforce disruptions, and the effectiveness of actions taken to contain and treat the disease.

Moreover, the effects of the COVID-19 pandemic may heighten many of the other risks described in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q including, but not limited to, interest rate changes, rating agency actions, governmental actions and market volatility.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term borrowings and capitalization as of March 31, 2020 on an actual basis and on an as adjusted basis reflecting the sale of shares of our common stock offered pursuant to this prospectus supplement, after deducting the estimated underwriting discount and estimated offering expenses that we will pay, assuming no exercise of the underwriters’ option to purchase additional shares of common stock, and the application of the net proceeds therefrom for general corporate purposes, including capital expenditures.

	As of March 31, 2020
	Actual	% of Capitalization	As Adjusted	% of Capitalization
		(in thousands)
Cash and cash equivalents	$ 17,451		$ 86,657
Short-term borrowings, including current maturities	22,686		22,686

Capitalization:
Long-term debt, less current maturities[1,2]	$ 522,614	37.5%	$ 522,614	35.8%
Common shareholders’ equity	869,492	62.5	938,698	64.2
Total capitalization	$1,392,106	100.0%	$1,461,312	100.0%

___________

1

Long-term debt consists of first mortgage bonds, tax-exempt bonds and notes issued by MGE and notes issued by MGE Power West Campus, LLC and MGE Power Elm Road, LLC.  See Note 14 of Notes to Consolidated Financial Statements under Item 8, Financial Statements and Supplementary Data, in our 2019 Form 10-K.

2

Amount shown net of $4.42 million of unamortized debt issuance expenses and discounts.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the shares of our common stock in this offering, after deducting the underwriting discount and estimated expenses of $500,000, to be approximately $69.2 million, or $79.7  million if the underwriters’ exercise their option to purchase additional shares of common stock in full.  We expect to use the net proceeds for general corporate purposes, including capital expenditures.  We intend to invest temporarily any net proceeds that we do not immediately use in marketable securities.

DIVIDEND POLICY

We have paid a cash dividend on our common stock every year for 110 years and have increased the dividend rate per share for the last 44 consecutive years.  Dividends are paid quarterly, generally in the months of March, June, September and December.  On January 17, 2020, our board of directors declared a dividend of $0.3525 per share to holders of record of our common stock as of March 1, 2020, which was paid on March 15, 2020.

See “Description of Common Stock – Dividend Rights” in the accompanying prospectus for information regarding restrictions applicable to the payment of dividends and distributions to us by our subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering  as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of shares of our common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•

an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Internal Revenue Code of 1986, as amended (the “Code”) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income consequences different from those summarized below. This summary does not address all aspects of U.S. federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, financial institution, holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law or a contrary position taken by the IRS or a court will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner (including certain determinations made at the partners level) and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

Distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our common stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our common stock, the excess will be treated as gain from the taxable disposition of shares of our common stock (the tax treatment of which is discussed below under “—Gain on Taxable Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification (on IRS Form W-8ECI) and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to provide the applicable withholding agent with a properly executed IRS Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Gain on Taxable Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other taxable disposition on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other taxable disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we currently are not, and do not anticipate becoming, a “United States real property holding corporation.” Because the determination of whether we are a “United States real property holding corporation” depends, however, on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a “United States real property holding corporation” or will not become one in the future.  If we are or become a “United States real property holding corporation,” however, so long as our common stock is “regularly traded” (as defined in applicable Treasury regulations) on an established securities market during the calendar year in which the sale or other taxable disposition occurs, gain arising from a non-U.S. holder’s sale or other taxable disposition of our common stock will be subject to U.S. federal income tax and 15% withholding tax on gross proceeds only if such non-U.S. holder holds or held, actually or constructively, more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Distributions of dividends paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock and, subject to the proposed Treasury regulations discussed below, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either

(x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

Under applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock.  While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock after December 31, 2018, Treasury regulations proposed in December 2018 eliminate FATCA withholding on the gross proceeds from a sale or other disposition of instruments, such as our common stock that produce U.S. source dividends. In its preamble to such proposed Treasury regulations, the IRS stated that taxpayers may generally rely on the proposed Treasury regulations until final Treasury regulations are issued.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and BofA Securities, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	650,000
BofA Securities, Inc.	650,000
Total:	1,300,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively.  The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale.  The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions.  The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.  However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $1.428 per share under the public offering price.  After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 195,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions.  To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 195,000 shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$ 56.00	$ 72,800,000	$ 83,720,000
Underwriting discounts and commissions to be paid by us	$ 2.38	$ 3,094,000	$ 3,558,100
Proceeds, before expenses, to us	$ 53.62	$ 69,706,000	$ 80,161,900

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $500,000.  We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc. up to $20,000.

Our common stock has been approved for quotation on the NASDAQ Global Select Market under the trading symbol “MGEE”.

We and all of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and BofA Securities, Inc., on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), or any securities so owned convertible into or exercisable or exchangeable for shares of common stock;

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.  In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and BofA Securities, Inc. on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock or publicly disclose the intention of doing any of the foregoing.

The restrictions described in the immediately preceding paragraph to do not apply to:

(a)

the sale of shares to the underwriters;

(b)

the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement;

(c)

shares issued or sold under our Direct Stock Purchase and Dividend Reinvestment Plan;

(d)

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions;

(e)

transfers of shares of common stock or any security convertible into common stock as a bona fide gift or gifts, or by will or intestacy;

(f)

transfers of shares of common stock or any security convertible into common stock to any family partnership or trust for the benefit of such person and/or one or more members of the “immediate family” (as defined below) of such person;

(g)

distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders of such person;

(h)

the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such person or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

(i)

transfers to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of shares of our common stock and involving a change of control of the Company and approved by our board of directors; provided that, in the event that such change of control is not completed, the shares of common stock that are subject to the lock-up shall remain subject to the restrictions contained therein, provided further that any shares of the common stock not transferred in such merger, consolidation, tender offer or other transaction shall remain subject to the restrictions contained therein, provided that in the case of any transfer or distribution pursuant to clause (e), (f) or (g), (1) each donee, transferee or distributee shall sign and deliver a lock-up agreement and (2) no filing under Section 16(a) of the Exchange Act or other public announcement, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period.

Morgan Stanley & Co. LLC and BofA Securities, Inc., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock.  Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position.  A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares of our common stock they have under the underwriting agreement.  The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market.  In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option.  The underwriters may also sell shares in excess of the option, creating a naked short position.  The underwriters must close out any naked short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.  As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock.  These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.  The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering.  The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders.  Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

An affiliate of BofA Securities, Inc. is the syndication agent, letter of credit lender and lender under each of the Company’s and MGE’s existing revolving credit facility. In addition, BofA Securities, Inc. acted as a placement agent for MGE in connection with several private placements of notes, including most recently in a private placement that closed in November 2019.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments.  Such investment and securities activities may involve our securities and instruments.  The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area and the United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free-writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the representatives that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document that complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Stafford Rosenbaum LLP, Madison, Wisconsin.  Certain other matters relating to the offering will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.  Certain matters relating to the offering will be passed upon for the underwriters by Shearman & Sterling, LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission (“SEC”). Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov.  You can find additional information about MGE Energy, including our 2019 Form 10-K, on our website at http://www.mgeenergy.com.  Copies of documents we file with the SEC may be obtained from our website free of charge.  Information contained on MGE Energy’s website (including any such information referred to herein) shall not be deemed incorporated into, or to be a part of, this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any information in any such document that is deemed to have been “furnished” but not “filed” under the SEC rules) until the offering of the shares common stock pursuant to this prospectus supplement is terminated:

•

Our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020;

•

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 7, 2020; and

•

Our Current Reports on Form 8-K dated March 20, 2020, April 20, 2020 and May 12, 2020, which were filed with the SEC on March 24, 2020, April 24, 2020 and May 12, 2020, respectively.

Any statement contained in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings at no cost, by writing, calling or e-mailing us at the following address:

Madison Gas and Electric Company

Post Office Box 1231

Madison, Wisconsin 53701-1231

Attention: MGE Shareholder Services

Telephone: (800) 356-6423

Email: investor@mgeenergy.com

Prospectus

MGE ENERGY, INC.

Common Stock $1 Par Value

_____________________

We intend to offer from time to time, at prices and on terms to be determined at or prior to the time of sale, shares of our common stock, par value $1 per share. This prospectus provides you with a general description of our common stock. We will provide specific information about the offering in supplements to this prospectus. You should read both this prospectus and any related prospectus supplement carefully before you invest.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “MGEE.”

Investing in shares of our common stock involves risks. See “Risk Factors” on page 3 of this prospectus, the “Risk Factors” section in any accompanying prospectus supplement and the “Risk Factors” section in our most recent Annual Report on Form 10-K, as updated by any subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

_____________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

We may offer and sell our common stock through one or more underwriters, dealers or agents, or directly to purchasers, or through a combination of these methods. We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of our common stock, and the net proceeds we receive from the sale. See “Plan of Distribution” for more information.  No shares of our common stock may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such shares of common stock.

The date of this prospectus is May 12, 2020.

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TABLE OF CONTENTS

	Page		Page
About This Prospectus	2	Common Stock Dividends and Market	8
Forward-Looking Statements	3	Plan of Distribution	8
Risk Factors	3	Legal Matters	9
MGE Energy, Inc.	4	Experts	9
Use of Proceeds	4	Where You Can Find More Information	10
Description of Common Stock	5

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock, we will describe in a supplement to this prospectus specific information about that offering. We may also authorize a free writing prospectus to be provided to you that may contain material information relating to the offering.  The applicable prospectus supplement or any applicable free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement or any free writing prospectus, you should rely on the information in the prospectus supplement or the free writing prospectus, as applicable. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest in our common stock, you should carefully read the registration statement (including the exhibits) of which this prospectus forms a part, this prospectus, the applicable prospectus supplement (and any applicable free writing prospectuses), together with the documents incorporated by reference into this prospectus. The incorporated documents are described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or in any applicable free writing prospectus that we file with the SEC in connection with an offering of common stock under this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference in this prospectus, any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We will not offer to sell, or seek offers to buy, shares of our common stock in any jurisdictions where offers and sales are not permitted.  The distribution of this prospectus and any accompanying prospectus supplement and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus and any accompanying prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus and any accompanying prospectus supplement outside the United States. This prospectus and any accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of our common stock offered by this prospectus and any accompanying prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to MGE Energy, our company, we, our and us refer to MGE Energy, Inc. and its subsidiaries.

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FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that reflect management’s current assumptions and estimates regarding future performance and economic conditions—especially as they relate to economic conditions, future load growth, revenues, expenses, capital expenditures, financial resources, regulatory matters, and the scope and expense associated with future environmental regulation.  These forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “expect,” “anticipate,” “estimate,” “could,” “should,” “intend,” “will,” “project” and other similar words generally identify forward-looking statements.  We caution investors that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, expressed, or implied.

The factors that could cause actual results to differ materially from the results described in the forward-looking statements include:

•

any risk factors discussed in this prospectus and any accompanying prospectus supplement;

•

the factors discussed in the following sections of our annual report on Form 10-K most recently filed with the SEC: Part I, Item 1A. Risk Factors, and Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, as those factors may be updated in the following sections of any subsequently filed quarterly report on Form 10-Q: Part II, Item 1A. Risk Factors, and Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations; all of which sections are incorporated by this reference into this prospectus; and

•

other factors discussed in filings we make with the SEC.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date on the front of this prospectus, the date of our most recently filed annual report on Form 10-K or, as the case may be, as of the date on which we make any subsequent forward-looking statement that is deemed incorporated by reference into this prospectus. We do not undertake any obligation to update or revise any forward-looking statement to reflect events or circumstances after the date as of which any such forward-looking statement is made, except as required by law.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information under the heading “Risk Factors” in:

•

any prospectus supplement relating to any common stock we are offering;

•

our annual report on Form 10-K most recently filed with the SEC, which is incorporated by reference into this prospectus;

•

our quarterly reports on Form 10-Q filed with the SEC after that annual report on Form 10-K, which are incorporated by reference into this prospectus;

•

any documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus; and

•

any applicable free writing prospectus.

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MGE ENERGY, INC.

MGE Energy, Inc., a Wisconsin corporation incorporated in 2001, is the parent holding company of Madison Gas and Electric Company (MGE), a regulated public utility, as well as of nonregulated subsidiaries.

MGE is a Wisconsin public utility that generates and distributes electricity to nearly 155,000 customers throughout 264 square miles of Dane County, Wisconsin. MGE also purchases, transports and distributes natural gas to approximately 163,000 customers in 1,684 square miles of service territory in the south-central Wisconsin counties of Columbia, Crawford, Dane, Iowa, Juneau, Monroe and Vernon. MGE has served the Madison area since 1896.

Our subsidiary MGE Power, LLC, was formed to develop, acquire and own real estate and electric generating facilities. Together with the University of Wisconsin-Madison, MGE Power West Campus, LLC, a subsidiary of MGE Power, LLC, developed and built a natural gas-fired cogeneration plant to help meet the future needs of the University and MGE customers. The facility produces steam heat and chilled water air conditioning for the University and approximately 150 megawatts of electricity to meet demand in the Madison area. MGE Power Elm Road, LLC, a subsidiary of MGE Power, LLC, owns an undivided 8.33% ownership interest in each of two 615 megawatts coal-fired generating units in Oak Creek, Wisconsin. We can receive up to a total of 100 megawatts from the units – 50 megawatts from each unit.

We also own MGE Transco Investment LLC, which holds our investment interest in the American Transmission Company LLC, a company engaged in the business of providing electric transmission services primarily in Wisconsin; and MGEE Transco, LLC, which holds an investment interest in ATC Holdco LLC, a company created to facilitate electric transmission development opportunities and investments outside Wisconsin. Our other subsidiaries provide support to our regulated activities and are not material to our overall operations.

Our principal executive offices are located at 133 South Blair Street, Madison, Wisconsin 53703-1231, and our telephone number is (608) 252-7000. We also have a website located at www.mgeenergy.com. The information found on, or otherwise accessible through, our website is not incorporated in, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

USE OF PROCEEDS

Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of the common stock for general corporate purposes, including, among others:

•

repayment of short-term debt;

•

repurchase, retirement or refinancing of other securities;

•

funding capital expenditures; and

•

investments in subsidiaries.

We will describe in the related prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that prospectus supplement. We will temporarily invest any net proceeds that we do not immediately use in marketable securities.

4

DESCRIPTION OF COMMON STOCK

The following description of our common stock is not complete and may not contain all the information you should consider before investing in our common stock. This description is summarized from, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and the other documents referred to below, which have been publicly filed with the SEC, as well as the applicable provisions of the Wisconsin Business Corporation Law.  See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $1 per share, of which 34,668,370 shares were issued and outstanding as of May 1, 2020.

Voting Rights

Except as described below under “Limitation of Voting Rights of Substantial Shareholders,” each share of our common stock entitles its holder to one vote in all elections of directors and any other matter submitted to a vote at a meeting of shareholders.

We have a board of directors divided into three classes.  Each class serves a staggered term of three years.  Approximately one third of the members of the board of directors are elected at each annual meeting of our shareholders.  The common stock does not have cumulative voting rights.

All corporate action to be taken by our shareholders may be authorized by a majority of votes cast by holders entitled to vote at a duly authorized meeting, although:

•

the affirmative vote of the holders of two-thirds of our outstanding stock is necessary to amend our Amended and Restated Articles of Incorporation and to approve various fundamental corporate changes, including a merger or share exchange, the sale of all or substantially all of our assets otherwise than in the usual and regular course of business, or the dissolution or revocation of dissolution of our company; and

•

the affirmative vote of the holders of 80% of our outstanding stock entitled to vote for the election of directors is required to amend the provisions of our Amended and Restated Bylaws relating to the removal of directors only for cause.

Provisions for Shareholder Nominations and Shareholder Proposals at Shareholder Meetings. Our Amended and Restated Bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual or special meetings of our shareholders. We refer to that procedure as the Shareholder Notice Procedure. The Shareholder Notice Procedure generally requires that written notice of nominations or proposals for business must be received by us (i) in the case of an annual meeting, not less than 75 days nor more than 100 days prior to the first anniversary of the date of the prior year’s annual meeting of shareholders, and (ii) in the case of a special meeting, not more than 100 days prior to the date of that special meeting and not less than the later of 75 days prior to the date of that special meeting and 10 days after the day on which a public announcement is first made of the date of that special meeting and the nominees, if any, to be elected at that special meeting who were proposed by our board of directors. As to any proposed nominees, the notice must contain, among other things, information regarding the nominees as is required to be disclosed under federal proxy disclosure rules. As to any other proposed business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the shareholder in that business. All notices must provide name, address and shareholdings of the shareholder.

Limitation of Voting Rights of Substantial Shareholders

Amended and Restated Articles of Incorporation.  Article Eighth of our Amended and Restated Articles of Incorporation provides for limited voting rights by the record holders of our “voting stock” that is beneficially owned by a “Substantial Shareholder.” These provisions may render more difficult or discourage a merger involving our company, an acquisition of our company, the acquisition of control over our company by a Substantial

5

Shareholder, and the removal of incumbent management.

Under Article Eighth, a Substantial Shareholder (including the shareholders of record of its beneficially owned shares) is entitled to cast one vote per share (or another number of votes per share as may be specified in or pursuant to our Amended and Restated Articles of Incorporation) with respect to the shares of voting stock which would entitle the Substantial Shareholder to cast up to 10% of the total number of votes entitled to be cast in respect of all the outstanding shares of voting stock. With respect to shares of voting stock that would entitle the Substantial Shareholder to cast more than 10% of the total number of votes, however, the Substantial Shareholder is entitled to only one one-hundredth (1/100th) of the votes per share which it would otherwise be entitled to cast. In addition, in no event may a Substantial Shareholder exercise more than 15% of the total voting power of the holders of voting stock (after giving effect to the foregoing limitations).

If the shares of voting stock beneficially owned by a Substantial Shareholder are held of record by more than one person, the aggregate voting power of all holders of record, as limited by the provisions described above, will be allocated in proportion to the number of shares held. In addition, our Amended and Restated Articles of Incorporation provide that a majority of the voting power of all the outstanding shares of voting stock (after giving effect to the foregoing limitations on voting rights) constitutes a quorum at all meetings of shareholders.

For the purposes of Article Eighth:

“Voting stock” includes our common stock and, unless expressly exempted by our shareholders or our board of directors in connection with the authorization of a class or series of preferred or preference stock, any class or series of preferred or preference stock then outstanding entitling its holder to vote on any matter with respect to which a determination is being made pursuant to Article Eighth. Our Amended and Restated Articles of Incorporation do not presently authorize any class of stock other than common stock.

“Substantial Shareholder” includes any person or entity (other than us, any of our subsidiaries, our and our subsidiaries' employee benefit plans and the trustees thereof), or any group formed for the purpose of acquiring, holding, voting, or disposing of shares of voting stock, that is the beneficial owner of voting stock representing 10% or more of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock. For purposes of our Amended and Restated Articles of Incorporation, a person is deemed to be a “beneficial owner” of any shares of voting stock which that person (or any of its affiliates or associates) beneficially owns, directly or indirectly, or has the right to acquire or to vote, or which are beneficially owned, directly or indirectly, by any other person with which that person (or any of its affiliates or associates) has an agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock.

The following is an example of how the votes available to a Substantial Shareholder would be limited by Article Eighth. The example assumes we have a Substantial Shareholder who holds 600 of 1,000 outstanding shares of voting stock. In the absence of the provision, the Substantial Shareholder would be entitled to cast 600 out of 1,000 votes, or 60% – i.e., one vote for each share held. Under the provision, the Substantial Shareholder would be limited to 70 out of 470 votes, or just under 15%. The provision restricts the votes available to the Substantial Shareholder in two ways – it limits the votes available for shares representing more than 10% of the outstanding voting stock and further limits the vote so calculated to no more than 15% of the total voting power of the holders of voting stock. Under the first limit, the Substantial Shareholder would have 105 votes – one vote for each share up to 10% of the outstanding voting stock (100 shares representing 100 votes) and one-one hundredth vote for each additional share (500 shares representing 5 votes). The second limit would further restrict the votes available since, prior to any further adjustment, the Substantial Shareholder would be entitled to cast 21% of the total voting power – i.e., 105 votes out of a total of 505 votes then entitled to be cast (that is, 105 votes by the Substantial Shareholder and 400 votes by all other shareholders). The second limit reduces those votes until the percentage does not exceed 15% – i.e., 70 votes out of a total of 470 entitled to be cast by all shareholders (that is, 70 votes by the Substantial Shareholder and 400 votes by all other shareholders).

Accordingly, beneficial owners of more than 10% of the outstanding shares of our voting stock will be unable to exercise voting rights proportionate to their equity interests.

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Wisconsin Control Share Statute.  Subject to specified exceptions, Section 180.1150 of the Wisconsin Business Corporation Law, which is referred to as the Wisconsin control share statute, limits the voting power of shares of a Wisconsin corporation held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors to 10% of the full voting power of those excess shares.  In other words, a person holding 500 shares of a corporation subject to Section 180.1150 of the Wisconsin Business Corporation Law with 1,000 shares outstanding would be limited to 230 votes (that is, 200 votes (20% of the total voting power) plus 30 votes (10% of the excess 300 shares)) on any matter subjected to a shareholder vote.  Full voting power may be restored if a majority of the voting power shares represented at a meeting are voted in favor of a restoration of full voting power.  This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock.

Possible Anti-Takeover Effects of Certain Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and Wisconsin State Law

Provisions of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws providing for a classified board of directors, limiting the rights of shareholders to remove directors, reducing the voting power of persons holding 10% or more of our common stock, requiring a two-thirds vote with respect to an amendment of the Articles and various fundamental corporate changes and permitting us to issue additional shares of common stock without further shareholder approval except as required under rules of the Nasdaq Global Select Market could have the effect, among others, of discouraging takeover proposals for our company or impeding a business combination between us and a major shareholder.

Wisconsin Holding Company Act.  The Wisconsin Holding Company Act provides that no person may take, hold or acquire, directly or indirectly, more than 10% of the outstanding voting securities of a holding company, such as our company, unless the Public Service Commission of Wisconsin (PSCW) determines that such action is in the best interest of utility consumers, investors and the public.

Dividend Rights

Future dividends may be declared or paid at the discretion of our board of directors and will depend on our future earnings, financial condition and other factors.  Our ability to pay dividends depends upon whether we receive dividends from our subsidiaries, which, in turn, depends on the earnings, financial requirements, contractual and regulatory restrictions of our subsidiaries (in particular, MGE) and other factors.  Our subsidiaries have financial obligations that must be satisfied before funding us, including debt service and obligations to trade creditors, among others.  Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on our common stock or to make any funds available therefor, whether by dividends, loans or other payments.

Dividend payments by MGE to us are subject to restrictions arising under a PSCW rate order and, to a lesser degree, MGE’s first mortgage bonds. The PSCW order restricts any dividends that MGE may pay MGE Energy if MGE’s common equity ratio, calculated in the manner used in the rate proceeding, is less than 55%. MGE’s thirteen month rolling average common equity ratio as of December 31, 2019, was 57.3% as determined under the calculation used in the rate proceeding. This restriction did not impact MGE’s payment of dividends in 2019. No cash dividends were paid by MGE to MGE Energy in 2019 or 2018. The rate proceeding calculation includes as indebtedness imputed amounts for MGE’s outstanding purchase power capacity payments and other PSCW adjustments but does not include the indebtedness associated with MGE Power Elm Road, LLC or MGE Power West Campus, LLC, which are consolidated into MGE’s financial statements but are not direct obligations of MGE.

In addition, MGE has covenanted with the holders of its first mortgage bonds not to declare or pay any dividend or make any other distribution on or purchase any shares of its common stock unless, after giving effect thereto, the aggregate amount of all such dividends and distributions and all amounts applied to such purchases, after December 31, 1945, shall not exceed the earned surplus (retained earnings) accumulated subsequent to December 31, 1945. As of December 31, 2019, approximately $465.2 million was available for the payment of dividends under this covenant. As of December 31, 2019, there was one series of first mortgage bonds outstanding under the first mortgage bond indenture, representing indebtedness in the amount of $1.2 million. We refer you to MGE’s

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Indenture of Mortgage and Deed of Trust dated as of January 1, 1946 with U.S. Bank, N.A. (successor to First Wisconsin Trust Company), as trustee, for the complete text of these provisions.

Our subsidiary, MGE Power West Campus, LLC, has covenanted with the holders of its outstanding senior secured notes not to declare or make distributions to us in the event that, both before and after giving effect to such distribution, its total debt to total capitalization would exceed 0.65 to 1.00 or its projected debt service coverage ratio for the following four fiscal quarters would be less than 1.25 to 1.00. Projected debt service coverage considers the projected revenues available for debt service, after deducting expenses other than debt service, in relation to projected debt service on indebtedness.

Our subsidiary, MGE Power Elm Road LLC, has covenanted with the holders of its outstanding senior secured notes not to declare or make distributions to us in the event that, both before and after giving effect to such distribution, its projected debt service coverage ratio for the following four fiscal quarters would be less than 1.25 to 1.00. Projected debt service coverage considers the projected revenues available for debt service, after deducting expenses other than debt service, in relation to projected debt service on indebtedness.

Liquidation Rights

In the event we liquidate or dissolve, holders of our then outstanding common stock are entitled to receive ratably all of our assets remaining after all of our liabilities have been paid.

Preemptive and Subscription Rights

Holders of our common stock, solely by virtue of their holdings, do not have any preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liability to Further Calls or to Assessment

All of our outstanding shares of common stock have been fully paid and are nonassessable.

Miscellaneous

We reserve the right to increase, decrease, or reclassify our authorized capital stock and to amend or repeal any provisions in our Amended and Restated Articles of Incorporation or in any amendment thereto in the manner now or hereafter prescribed by law, subject to the limitations in our Amended and Restated Articles of Incorporation. All rights conferred on the holders of our common stock in our Amended and Restated Articles of Incorporation or any amendment thereto are subject to this reservation. Our common stock does not have any conversion rights.

COMMON STOCK DIVIDENDS AND MARKET

We have paid quarterly dividends on our common stock since the share exchange in which we became the parent holding company of MGE.

Our practice of paying dividends quarterly (in March, June, September, and December), the time of payment, and the amount of future dividends are necessarily dependent upon our earnings, financial requirements, and other factors. See “Description of Common Stock – Dividend Rights” above for more information.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “MGEE.”

PLAN OF DISTRIBUTION

We may sell shares of our common stock, in or outside of the United States:

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through underwriters or dealers;

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through agents;

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directly to purchasers; or

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through a combination of these methods.

The applicable prospectus supplement will contain specific information relating to the terms of the offering, including the name or names of any underwriters or agents, the purchase price of the common stock, our net proceeds from the sale of the common stock, any underwriting discounts and other items constituting underwriters' compensation, and the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

By Underwriters

If underwriters are used in the sale, the shares of common stock will be acquired by the underwriters for their own account. Underwriters may offer the common stock directly or through underwriting syndicates represented by one or more managing underwriters. The underwriters may resell the common stock in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to certain conditions. The initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

By Dealers

If dealers are used in the sale, unless otherwise specified in the applicable prospectus supplement, we will sell the shares of common stock to the dealers as principals. The dealers may then resell the common stock to the public at varying prices to be determined by the dealers at the time of resale. The applicable prospectus supplement will contain more information about the dealers, including the names of the dealers and the terms of our agreement with them.

By Agents and Direct Sales

We may sell the shares of common stock directly to the public, without the use of underwriters, dealers or agents. We may also sell the common stock through agents we designate from time to time. The applicable prospectus supplement will contain more information about the agents, including the names of the agents and any commission we agree to pay the agents.

General Information

Underwriters, dealers and agents that participate in the distribution of the common stock may be deemed underwriters as defined in the Securities Act of 1933, and any discounts or commissions we pay to them and any profit made by them on the resale of the common stock may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation from us will be described in the applicable prospectus supplement.

We may agree with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us in the ordinary course of their businesses.

LEGAL MATTERS

Legal matters with respect to the common stock offered by this prospectus will be passed upon for us by Stafford Rosenbaum LLP, Madison, Wisconsin. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31,

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2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC.  Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov.

You can find additional information about MGE Energy on our website at http://www.mgeenergy.com.  Copies of documents we file with the SEC may be obtained from our website free of charge.  Information contained on MGE Energy’s website (including any such information referred to herein) shall not be deemed incorporated into, or to be a part of, this prospectus or any accompanying prospectus supplement.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered shares of common stock are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to previously filed documents with the SEC.  The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any information in any such document that is deemed to have been “furnished” but not “filed” under the SEC rules) until the offering of the shares common stock pursuant to this prospectus and any accompanying prospectus supplement is terminated:

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Our Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020;

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Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 7, 2020; and

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Our Current Reports on Form 8-K dated March 20, 2020, April 20, 2020 and May 12, 2020, which were filed with the SEC on March 24, 2020, April 24, 2020 and May 12, 2020, respectively.

Any statement contained in this prospectus and any accompanying prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus and any accompanying prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any accompanying prospectus supplement to the extent that a statement contained in this prospectus and any accompanying prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus and any accompanying prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any accompanying prospectus supplement.

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You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

MGE Energy, Inc.

P.O. Box 1231

Madison, Wisconsin 53701-1231

Attention: MGE Energy Shareholder Services

Telephone: (800) 356-6423

E-mail: investor@mgeenergy.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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